As filed with the Securities and Exchange Commission on June 2, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TREEHOUSE FOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-2311383 (I.R.S. Employer Identification No.)

2021 Spring Road, Suite 600
Oak Brook, Illinois 60523
(Address of Principal Executive Offices, Zip Code)

TreeHouse Foods, Inc. Equity and Incentive Plan

(Full title of the plan)

Kristy N. Waterman
Executive Vice President, Chief Human Resources Officer, General Counsel, and Corporate Secretary
TreeHouse Foods, Inc.
2021 Spring Road, Suite 600
Oak Brook, Illinois 60523

(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Krista P. Hanvey
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201-2923
(214) 698-3425

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed by TreeHouse Foods, Inc., a Delaware corporation (the “Registrant”), in order to register an additional 5,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), that may be issued under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan), as amended and restated effective April 27, 2023 (the “Plan”), which shares of Common Stock are securities of the same class and relate to the same employee benefit plan as those shares registered on the Registrant’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on June 28, 2005 (Registration No. 333-126161 as amended by the Post-Effective Amendment No. 1 filed on April 2, 2008), April 2, 2008 (Registration No. 333-150053), August 15, 2012 (Registration No. 333-183321), August 6, 2015 (Registration No. 333-206161), March 23, 2018 (Registration No. 333-223899), and April 30, 2019 (Registration No. 333-231122) which are hereby incorporated by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Exhibit No.	Exhibit Description
4.1
Restated Certificate of Incorporation of TreeHouse Foods, Inc., as amended on May 26, 2023 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 30, 2023).

4.2
Amended and Restated By-Laws of TreeHouse Foods, Inc., as amended on May 26, 2023 (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 30, 2023).

4.3
TreeHouse Foods, Inc. Equity and Incentive Plan, as amended and restated effective April 27, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 2, 2023).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Independent Registered Accounting Firm, Deloitte & Touche LLP.
23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107.1*	Filing Fee Table.
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on, June 2, 2023.

TreeHouse Foods, Inc.

By:	/s/ Kristy N. Waterman
Name:	Kristy N. Waterman
Title:	Executive Vice President, Chief Human Resources Officer, General Counsel, and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Oakland and Kristy N. Waterman and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Oakland	Chief Executive Officer, President and Chairman (principal executive officer)	June 2, 2023
Steven Oakland

/s/ Patrick M. O’Donnell	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 2, 2023
Patrick M. O’Donnell

/s/ Mark R. Hunter	Director	June 2, 2023
Mark R. Hunter

/s/ Linda K. Massman	Director	June 2, 2023
Linda K. Massman

/s/ Scott D. Ostfeld	Director	June 2, 2023
Scott D. Ostfeld

/s/ Jill A. Rahman	Director	June 2, 2023
Jill A. Rahman

/s/ Joseph E. Scalzo	Director	June 2, 2023
Joseph E. Scalzo

/s/ Jean E. Spence	Director	June 2, 2023
Jean E. Spence

/s/ Jason J. Tyler	Director	June 2, 2023
Jason J. Tyler
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